Exhibit 21

SUBSIDIARIES OF ADTRAN, INC.

December 31, 2011

Name of Subsidiary	Country or State of Incorporation

ADTRAN Networks Pty. Ltd.	Australia
ADTRAN International, Inc.	Delaware
ADTRAN Networks Hong Kong Limited	Hong Kong
ADTRAN Europe Limited	United Kingdom
ADTRAN Canada, Inc.	Canada
ADTRAN Networks Canada, Inc.	Canada
ADTRAN Networks S.A. de C.V.	Mexico
ADTRAN Singapore Pte. Ltd.	Singapore
Bluesocket Inc.	Delaware
ADTRAN Networks Worldwide, Inc.	Delaware
ADTRAN Peru S.R.L.	Peru
ADTRAN GmbH	Germany